UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 15, 2023

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-14174	Southern Company Gas	58-2210952
(A Georgia Corporation)
Ten Peachtree Place, NE
Atlanta, Georgia 30309
(404) 584-4000

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.
On June 15, 2023, the Illinois Commerce Commission (the “Illinois Commission”) concluded its review of the Qualifying Infrastructure Plant (“QIP”) capital investments by Northern Illinois Gas Company (“Nicor Gas”), a wholly-owned subsidiary of Southern Company Gas, for calendar year 2019 under the QIP Rider, or Investing in Illinois, program. The Illinois Commission disallowed $32 million of the $415 million of requested QIP capital investments for 2019 incurred by Nicor Gas, together with the related return on investment. Nicor Gas is analyzing the Illinois Commission’s order and estimates a range of possible outcomes of approximately $38 million to $44 million in disallowances. Nicor Gas will record a pre-tax charge to income in the second quarter 2023 of approximately $38 million ($28 million after tax) associated with the disallowance of capital investments. Nicor Gas defends these investments in infrastructure as prudently incurred and intends to request rehearing by the Illinois Commission and, if necessary, appeal to the Illinois Appellate Court.
Nicor Gas’ capital expenditures related to qualifying projects under the Investing in Illinois program totaled $389 million, $408 million, $437 million, and $62 million in 2020, 2021, 2022, and year-to-date through March 31, 2023, respectively. The proceedings to review Nicor Gas’ QIP investments for 2020-2022 are pending before the Illinois Commission, including Nicor Gas’ testimony demonstrating that these additional investments in infrastructure are reasonable and prudently incurred. However, at this time, a schedule has not been established for other parties to file testimony in those proceedings. Any cost disallowances by the Illinois Commission in these pending cases could have a material adverse effect on the financial statements of Nicor Gas and Southern Company Gas.
The ultimate outcome of these matters cannot be determined at this time.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2023	SOUTHERN COMPANY GAS

	By:	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary